Allgemeine

Allgemeine Gold- und Silberscheideanstalt AG | Postfach 10 01 40 | 75101 Pforzheim | Germany

By Courier
Attn. Mr David Neuberg
Karat Platinum, LLC
7 Manor Lane
Lawrence, New York 11559
USA

Allgemeine Gold- und Silberscheideanstalt AG
Kanzlerstrasse 17 | 75175 Pforzheim | Germany

Dr. Bernhard Fuchs
Member of the Board of Directors
Phone +49 7231 960- 331
Fax +49 7231 687- 40
b.fuchs@allgemeine-gold.de
www.allgemeine-gold.de

09 March 2006

Our Cooperation regarding the ALLOY (US patent application US 2005/0169791 A1, PCT patent application PCT-EP2004/001020)

Dear David,

It was a pleasure meeting with you in Vicenza during the fair in January 2006. During this meeting, we discussed also the fact that the agreed minimum purchase volume in the year 2005 has not been reached. We discussed that the missing quantity from the year 2005 should be added to the minimum purchase requirements for the year 2006. As a consequence, the first sentence of section C.2 of the existing "Cooperation and License Agreement" which was signed on 13 January 2004 shall be amended shall now read as follows:

"The minimum purchase requirements for KARAT (the "Minimum Quantities") shall be:

- *Calendar year 2004: nil*
- *Calendar years 2005 and 2006: 1,250 kg (aggregate quantity for both years),*
- *Calendar year 2007 and each consecutive calendar year thereafter: 750 kg per calendar year."*

All other provisions of the "Cooperation and License Agreement" remain unaltered and are confirmed herewith.

I kindly ask you to confirm this by signing the enclosed second copy of this letter and sending it back to me. This constitutes a written amendment of the "Cooperation and License Agreement" in the sense of section G.3 of the said "Cooperation and License Agreement".

Yours sincerely

Dr. Bernhard Fuchs
Vorstand - Member of the Board of Directors

Agreed and confirmed:

Karat Platinum, LLC
represented by David Neuberg

(Signature of David Neuberg)

Lawrence, NY, this 30th day of MARCH 2006